SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------


                               Amendment No. 1 to


                                    FORM 8-A

                         -------------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               VICOM, INCORPORATED
                         -------------------------------
             (Exact name of registrant as specified in its charter)


               MINNESOTA                                  41-1255001
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

      9449 SCIENCE CENTER DRIVE
       MINNEAPOLIS, MINNESOTA                               55428
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(Address of principal executive offices)                 (Zip Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                                    Name of each exchange on
which is to be so registered                           which each class is to be
                                                       registered

                       NONE                                 N/A
----------------------------------------    ------------------------------------

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form
relates:                                                                 N/A
                                                                    ------------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                    -----------------------------------------
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

On March 13, 2000, the Board of Directors of Vicom, Incorporated (the "Company") declared a dividend distribution of one redeemable common stock purchase warrant (the "Warrants") for every share of outstanding common stock, one cent par value (the "Common Stock"), of the Company held of record by the shareholders at the close of business on April 11, 2000 (the "Record Date"). Certificates evidencing the Warrants (the "Warrant Certificates") have been mailed to such holders of record of the Common Stock.

Each Warrant entitles the holder thereof to purchase from the Company one share of Common Stock at a price of $8.75 per share (the "Exercise Price"), subject to adjustment. The Warrants will expire at 3:00 p.m. Minneapolis, Minnesota time, on April 11, 2002, unless earlier redeemed by the Company as described below. The Warrants are exercisable only if the Company has filed a registration statement covering such exercise which has been declared effective by the Securities and Exchange Commission, or an exemption from registration has been established by the Company. On August 11, 2000, the Company filed a registration statement on Securities and Exchange Commission Form S-1 which was declared effective on August 18, 2000.


At any time prior to the expiration of the Warrants and after the effectiveness of the Company's registration statement registering the issuance of shares of Common Stock upon exercise of the Warrants, the Company may redeem the Warrants in whole, or in part, at a price of $0.01 per Warrant (the "Redemption Price") after giving thirty (30) days prior written notice of the Company's intent to effect such redemption, provided that the closing price per share of the Company's Common Stock has been equal to or in excess of $11.00 (subject to adjustment), for any period of at least ten (10) consecutive trading days prior to the date upon which the notice of redemption is given. During the 30 day period immediately following the giving of such notice, the holders of the Warrants shall have the right to exercise the Warrants so held by them. On the date the redemption of the Warrants is effective as provided in the notice, the right to exercise the Warrants will terminate and the only right of the holders of Warrants will be to receive the Redemption Price. Until a Warrant is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.


The Exercise Price payable and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to equitable adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, or (ii) upon the distribution to holders of the Common Stock of certain convertible securities or options or warrants to subscribe for Common.

On August 2, 2001, The Company, via its board of directors, amended the terms of the warrant dividend in a move to align existing warrants with current market conditions to reduce the Exercise Price to $2.25 per share and extend the time of expiration until 3:00 PM, Minneapolis, Minnesota time, October 11, 2002. The "call" provision to effect redemption of the warrants has been altered so that the Company may redeem the warrants in whole or in part for the Redemption Price, provided that the closing price of the Company's stock has been equal to or in excess of $2.83 (subject to adjustment), for any period for at least ten
(10) consecutive trading days prior to the date upon which the notice of redemption is given which is required to be a thirty (30) day prior written notice.


ITEM 2. EXHIBITS.

    EXHIBIT NO.                                                             PAGE
    -----------                                                             ----


       4.1       Amended Form of Redeemable Warrant to Purchase
                 Common Stock............................................... 6

                                    SIGNATURE


         Pursuant to the Requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Dated: February 6, 2002

                                                   VICOM, INCORPORATED
                                                   (Registrant)

                                                   By: /s/ Steve Bell
                                                       -------------------------
                                                       Steve Bell
                                                       President